SCHEDULE 14A INFORMATION

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SunCoke Energy, Inc.

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Explanatory Note: Commencing on or about April 26, 2012, SunCoke Energy, Inc. sent the following communication to certain stockholders.

Supplemental Information Regarding Proposal 1:

Effective on April 26, 2012, Frederick A. Henderson stepped down as a member of our Governance Committee. Mr. Henderson will continue to serve as our Chairman and Chief Executive Officer.

Mr. Henderson served on our Governance Committee on an interim basis following our two-step separation from Sunoco, Inc., completed on January 17, 2012, pursuant to New York Stock Exchange corporate governance standards applicable to companies once they cease to be “controlled companies”. Under such standards, a company has a one year period after ceasing to be a “controlled company” before it is required to have a fully independent Governance Committee. Mr. Henderson had planned to step down from our Governance Committee following a brief transition period after John W. Rowe became a member of our Board of Directors and a member of our Compensation and Governance Committees, all effective on April 1, 2012.

Our Board of Directors is composed of a majority of independent directors and our Audit, Compensation and Governance Committees are now each composed entirely of independent directors.

At our 2012 Annual Meeting of Stockholders to be held on Thursday, May 10, 2012, stockholders will vote on the election of Frederick A. Henderson and Alvin Bledsoe to the class of directors whose term expires in 2015. Proposal 1 in our 2012 Proxy Statement includes additional information regarding the specific experience, qualifications, attributes and skills that qualify these two nominees as well as our other directors. Our Board of Directors recommends that you vote “FOR” the election of the two nominees for director.